For Immediate Release
Exhibit 99.1

BENEFICIENT REPORTS RESULTS FOR FOURTH QUARTER & FISCAL YEAR ENDED MARCH 31, 2024
Launched New Products and Services, Reduced Operating Costs and Improved Financial Position
Expanded GP Solutions Program to Capitalize on Adjacent Market Growth Opportunities in Fiscal 2025
Dallas, TX. – July 9, 2024 (GlobeNewswire) – Beneficient (NASDAQ: BENF) (“Ben” or the “Company”), a technology-enabled financial services holding company that provides liquidity, primary capital solutions and related trust and custody services to holders of alternative assets, today reported its financial results for the fiscal 2024 fourth quarter and fiscal year ended March 31, 2024.
Commenting on the results, Beneficient management said: “We have built a solid platform for growth in large but underserved markets as we seek to transform the alternative asset industry with innovative new liquidity and primary capital products and services offered in a fiduciary capacity. Although our reported operating expenses during the fourth quarter increased substantially compared the prior year period, when adjusted to exclude non-cash accounting adjustments related to our loan collateral portfolio, changes in valuations of securities held in our former parent from 2020 and accrued loss contingency, fourth quarter operating performance was effectively steady from the third quarter.
“Looking ahead to Fiscal 2025, we intend to significantly expand our Preferred Liquidity Provider Program, offered through our GP Solutions group, building on our foundation that now includes 20 participating funds representing approximately $1.5 billion in committed capital. Our diverse and growing pipeline of interested GPs continues to demonstrate the compelling need for our solutions within our targeted markets. Our effective, low-cost digital marketing programs have enabled us to reach a large portion of the market and quickly identify interested parties for further discussion and new originations.
“We are also seeing increased interest from General Partners for our recently launched Primary Commitment Program, which assists GPs with their fundraising objectives while immediately deploying capital into our equity. We expect to close our initial transactions for this important new product in our current Fiscal Year. We believe that execution against these objectives will drive the ability to scale our operations and begin to demonstrate the economic benefits of our unique fiduciary-centered solutions in the fiscal year ahead.”
Fourth Quarter Fiscal 2024 and Recent Highlights (for the quarter ended March 31, 2024 or as noted):
•Reported investments with a fair value of $329.1 million, from $491.9 million at the end of our prior fiscal year, which served as collateral for Ben Liquidity's net loan portfolio of $256.2 million and $366.8 million, at March 31, 2024 and 2023, respectively.
•Grew the GP Preferred Liquidity Provider Program to 20 funds and $1.5 billion in committed capital compared to 7 participating funds with $300 million in committed capital at December 31, 2022.
•Operating expenses were $151.9 million in the fourth quarter of 2024, which includes a non-cash goodwill impairment of $68.1 million and a recognized loss contingency totaling $55.0 million, resulting in $28.8 million of operating expenses, excluding the goodwill impairment and loss contingency, compared with $30.5 million of operating expenses in the same period of 2023, which represents an increase of 498%.
•Operating expenses declined by 6% in the fourth quarter of 2024 when excluding non-cash loss on impairment of goodwill and the recognized loss contingency, as compared with the prior year fourth quarter.
•GP Solutions capability evolved and closed $2 million of liquidity financings during 4Q24, capping nearly $10 million sourced from GP Preferred Liquidity Provider Program.
•Announced termination of the previously issued Wells Notice letters issued to the Company with no recommendation of enforcement action.
•Announced board approval for the launch of a new ExchangeTrust Product Plan to further facilitate market adoption of Ben’s fiduciary products and services by completing up to $5 billion of fiduciary financings to Customer ExAlt Trusts through ExchangeTrust transactions using an automated formula-based pricing model intended to achieve a stockholder-accretive risk-adjusted return and ultimately reduce transaction closing times to as little as 15 days.
“Ben is designed to fill what we believe to be an increasingly critical market need as the ownership of alternative investments continues to grow across mid-to-high net worth individual investors and small-to-midsize institutional investors. During this fiscal year we are focused on improving our ability to deliver these solutions through expansion of our capital base. Our

AltAccess platform uniquely provides price, cost, and time certainty within a fully integrated offering of fiduciary products and services through our fiduciary financial trust company chartered subsidiary,” continued Ben management.
“Our expanded GP Solutions offering is also gaining interest, and in particular our GP Primary Commitment Program, through which Ben offers its financing products and other trust services to GPs who are currently fund raising. These financings, if completed, would further diversify Ben’s existing loan collateral portfolio across an even wider array of managers, asset classes, industry sectors and geographies.”
Loan Portfolio
As a result of executing on our business plan of providing financing for liquidity, or early investment exits, for alternative asset marketplace participants, Ben organically develops a balance sheet comprised largely of loans collateralized by a well- diversified alternative asset portfolio that is expected to grow as Ben successfully executes on its core business.
Ben’s balance sheet strategy for ExAlt Loan origination is built on the theory of the portfolio endowment model for the fiduciary financings we make by utilizing our patent-pending computer implemented technologies branded as OptimumAlt. Our OptimumAlt endowment model balance sheet approach guides diversification of our fiduciary financings across seven asset classes of alternative assets, over 11 industry sectors in which alternative asset managers invest, and at least six countrywide exposures and multiple vintages of dates of investment into the private funds and companies.
At March 31, 2024, Ben’s loan portfolio was supported by a highly diversified alternative asset collateral portfolio providing diversification across more than 250 private market funds and approximately 850 investments across various asset classes, industry sectors and geographies. This portfolio includes exposure to some of the most exciting, sought after private company names worldwide, such as the largest private space exploration company, an innovative software and payment systems provider, a designer and manufacturer of shaving products, a large online store for women's clothes and other fashionable accessories that has announced intentions to go public, a mobile banking services provider, and others.
Figure 1: Portfolio Diversification
Diversification Using Principal Loan Balance, Net of Allowance for Credit Losses
As of March 31, 2024, the charts below present the ExAlt Loan portfolio’s relative exposure by certain characteristics (percentages determined by aggregate fiduciary ExAlt Loan portfolio principal balance net of allowance for credit losses, which includes the exposure to interests in certain of our former affiliates composing part of the Fiduciary Loan Portfolio).

As of March 31, 2024. Represents the characteristics of professionally managed funds and investments in the Collateral (defined as follows) portfolio. The Collateral for the ExAlt Loans in the loan portfolio is comprised of a diverse portfolio of direct and indirect interests (through various investment vehicles, including, limited partnership interests and private and public equity and debt securities, which include our and our affiliates’ or our former affiliates’ securities), primarily in third-party, professionally managed private funds and investments. Loan balances used to calculate the percentages reported in the pie charts are loan balances net of any allowance for credit losses, and as of March 31, 2024, the total allowance for credit losses was $302 million, for a total gross loan balance of $559 million and a loan balance net of allowance for credit losses of $256 million.
Business Segments: Fourth Quarter Fiscal 2024
Ben Liquidity
Ben Liquidity offers simple, rapid and cost-effective liquidity products through the use of our proprietary financing and trust structure, or the “Customer ExAlt Trusts,” which facilitate the exchange of a Customer’s alternative assets for consideration.

•Ben Liquidity recognized $10.6 million of interest income for the fiscal fourth quarter, down 5.6% from the quarter ended December 31, 2023, primarily due to lower carrying value of loan receivables, driven by higher allowance for credit losses.
•Operating loss for the fiscal fourth quarter was $29.4 million, compared to an operating loss of $606.4 million for the quarter ended December 31, 2023. The quarter ended December 31, 2023 included non-cash goodwill impairment of $604.7 million while the fiscal fourth quarter operating loss included increased credit loss adjustments, principally related to a decrease in the collateral value associated with one transaction originated during the current fiscal year.
•Adjusted operating loss(1) for the fiscal fourth quarter was $29.4 million, compared to adjusted operating income(1) of $2.5 million in the quarter ended December 31, 2023. The decrease was primarily due to higher credit loss adjustments related to one transaction, which originated during the current fiscal year partially offset by lower credit loss adjustments related to securities of our former parent company in the fiscal fourth quarter.
Ben Custody
Ben Custody provides full-service trust and custody administration services to the trustees of certain of the Customer ExAlt Trusts and external parties, which own the exchanged alternative assets following liquidity transactions in exchange for fees payable quarterly.
•Net asset value (“NAV”) of alternative assets and other securities held in custody by Ben Custody was $381.2 million as of March 31, 2024, compared to $491.9 million as of March 31, 2023. The decrease was driven by unrealized losses on existing assets, principally related to interests in a wind down trust for a bankrupt entity, and distributions, which was partially offset by new liquidity transactions of Ben Liquidity of $50.1 million during the current fiscal year, representing 10.2% of NAV as of March 31, 2023. However, approximately $37.7 million of the NAV originated during the current fiscal year was written off during the year ended March 31, 2024.
•Revenues applicable to Ben Custody were $5.6 million for the fourth fiscal quarter, compared to $5.9 million for the quarter ended December 31, 2023. The decrease was a result of lower NAV of alternative assets and other securities held in custody.
•Operating loss for the fourth fiscal quarter was $50.0 million, compared to an operating loss of $268.0 million for the quarter ended December 31, 2023. The decrease in operating loss was primarily due to lower non-cash goodwill impairment in the fourth fiscal quarter of $28.7 million compared to $272.8 million in the quarter ended December 31, 2023. Additionally, in the fourth fiscal quarter, we recognized $25.5 million provision for credit losses in the current fiscal year related to accrued fees collateralized by securities of our former parent company, compared to no such credit losses in the quarter ended December 31, 2023.
•Adjusted operating income(1) for the fourth fiscal quarter was $4.0 million, compared to adjusted operating income(1) of $4.8 million for the quarter ended December 31, 2023. The decrease was primarily due to a change in revenue due to lower NAV of alternative assets and other securities held in custody during the fourth fiscal quarter.
Business Segments: Year Ended Fiscal 2024
Ben Liquidity
•Ben Liquidity recognized $46.9 million of interest income for the year ended March 31, 2024, down 7.6% compared to the year ended March 31, 2023, primarily due to lower loans, net of the allowance for credit losses, resulting from higher levels of non-accrual loans and loan prepayments, partially offset by new loans originated.
•Operating loss was $1.8 billion for the year ended March 31, 2024 compared to an operating loss of $46.5 million in the prior year period. The current period loss was driven by non-cash goodwill impairment totaling $1.7 billion and credit losses largely related to securities of our former parent company.
•Adjusted operating loss(1) was $41.2 million for the year ended March 31, 2024 compared to adjusted operating income(1) of $9.7 million in the prior year period with the decrease in adjusted operating income (loss)(1) primarily related to higher credit loss adjustments related to one transaction originated during the current fiscal year offset partially by lower credit loss adjustments related to securities of our former parent company recognized in the current fiscal year and additional interest expense.
•New liquidity transactions closed during the year ended March 31, 2024 included collateral with a NAV of $50.1 million. However, loans supported by approximately $37.7 million of the NAV originated during the current fiscal year were written off during the year ended March 31, 2024.

Ben Custody
•Ben Custody revenues were $24.5 million for the year ended March 31, 2024, down 15.5%, as compared to the prior year period due to lower NAV of alternative assets and other securities held in custody.
•Operating loss was $588.8 million for the year ended March 31, 2024 compared to operating income of $24.0 million in the prior year period, with the decrease in operating income principally related to non-cash goodwill impairment of $583.3 million and $25.5 million provision for credit losses in the current fiscal year related to accrued fees collateralized by securities of our former parent company in the current fiscal year.
•Adjusted operating income(1) for the year ended March 31, 2024 was $19.8 million, compared to adjusted operating income(1) of $24.0 million in the prior year period with the decrease in adjusted operating income(1) due to lower revenue related to lower NAV of alternative assets and other securities held in custody and slightly lower professional service expense during the current fiscal year.
Legal Updates
•On July 1, 2024, the Company and key members of its leadership received termination letters from the SEC advising the Company that SEC has concluded the investigation related to the Company and Mr. Heppner and does not intend to recommend an enforcement action by the SEC under the previously issued Wells Notices.
•On May 22, 2024 a Federal Judge in the United States District Court for the Eastern District of Texas ruled against a motion to dismiss Beneficient’s lawsuit against the Wall Street Journal and its reported Alexander Gladstone for defamation, noting “the article repeatedly juxtaposes facts and uses provocative language in ways to convey the defamatory gist identified by Plaintiffs” and that Beneficient “repeatedly notified Gladstone of specific factual errors in the article and that Gladstone nevertheless rejected or ignored their corrections to serve his preconceived agenda.”
Capital and Liquidity
•As of March 31, 2024, the Company had cash and cash equivalents of $7.9 million and total debt of $120.5 million.
•Distributions received from alternative assets and other securities held in custody totaled $46.3 million for the year ended March 31, 2024 compared to $85.0 million for the prior year period.
•Total investments (at fair value) of $329.1 million at March 31, 2024 supported Ben Liquidity's loan portfolio.
(1) Represents a non-GAAP financial measure. For reconciliations of our non-GAAP measures to the most directly comparable GAAP financial measures and for the reasons we believe the non-GAAP measures provide useful information, see Non-GAAP Reconciliations.
Consolidated Fiscal Fourth Quarter Results
Table 1 below presents a summary of selected unaudited consolidated operating financial information.

Consolidated Fiscal Fourth Quarter Results ($ in thousands, except share and per share amounts)	Fiscal 4Q24 March 31, 2024	Fiscal 3Q24 December 31, 2023	Fiscal 4Q23 March 31, 2023	Change % vs. Prior Quarter	YTD Fiscal 2024	YTD Fiscal 2023	Change % vs. Prior YTD
GAAP Revenues	$(42,957)	$(10,235)	$(18,468)	NM	$(98,696)	$(104,903)	5.9%
Adjusted Revenues(1)	(39,717)	8,456	(17,976)	NM	(31,239)	(41,367)	24.5%
GAAP Operating Loss	(194,861)	(915,951)	(49,015)	78.7%	(2,648,546)	(253,172)	NM
Adjusted Operating Loss(1)	(58,434)	(11,684)	(42,874)	NM	(115,808)	(143,872)	19.5%
Diluted Class A EPS					$(673.31)	$(52.57)	NM
Segment Revenues attributable to Ben's Equity Holders(2)	16,273	17,961	17,282	(9.4)%	69,988	63,969	9.4%
Adjusted Segment Revenues attributable to Ben's Equity Holders (1)(2)	16,306	18,146	17,381	(10.1)%	71,365	76,844	(7.1)%
Segment Operating Income (Loss) attributable to Ben's Equity Holders	(195,051)	(894,617)	(36,767)	78.2%	(2,609,944)	(135,311)	NM
Adjusted Segment Operating Loss attributable to Ben's Equity Holders(1)(2)	$(36,544)	$(4,594)	$(12,648)	NM	$(74,127)	$(33,074)	NM
NM - Not meaningful.
(1) Adjusted Revenues, Adjusted Operating Income (Loss), Adjusted Segment Revenues attributable to Ben's Equity Holders and Adjusted Segment Operating Income (Loss) attributable to Ben's Equity Holders are non-GAAP financial measures. For reconciliations of our non-GAAP measures to the most directly comparable GAAP financial measures and for the reasons we believe the non-GAAP measures provide useful information, see Non-GAAP Reconciliations.
(2) Segment financial information attributable to Ben’s equity holders is presented to provide users of our financial information an understanding and visual aide of the segment information (revenues, operating income (loss), and adjusted operating income (loss)) that impacts Ben’s Equity Holders. Ben’s Equity Holders refers to the holders of Beneficient Class A and Class B common stock and Series B-1 Preferred Stock as well as holders of interests in BCH which represent noncontrolling interests. For a description of noncontrolling interests, see Item 7 of our Annual Report on Form 10-K for the year ended March 31, 2024, and Reconciliation of Business Segment Information Attributable to Ben’s Equity Holders to Net Income Attributable to Ben Common Holders. Such information is computed as the sum of the Ben Liquidity, Ben Custody and Corp/Other segments since it is the operating results of those segments that determine the net income (loss) attributable to Ben’s Equity Holders. See further information in table 5 and Non-GAAP Reconciliations.

Table 2 below presents a summary of selected unaudited consolidated balance sheet information.

Consolidated Fiscal Third Quarter Results ($ in thousands)	Fiscal 4Q24 As of March 31, 2024	Fiscal 4Q23 As of March 31, 2023	Change %
Investments, at Fair Value	$329,119	$497,221	(33.8)%
All Other Assets	22,676	42,448	(46.6)%
Goodwill and Intangible Assets, Net	16,706	2,371,026	(99.3)%
Total Assets	$368,501	$2,910,695	(87.3)%
Business Segment Information Attributable to Ben's Equity Holders(1)
Table 3 below presents unaudited segment revenues and segment operating income (loss) for business segments attributable to Ben's equity holders.

Segment Revenues Attributable to Ben's Equity Holders(1) ($ in thousands)	Fiscal 4Q24 March 31, 2024	Fiscal 3Q24 December 31, 2023	Fiscal 4Q23 March 31, 2023	Change % vs. Prior Quarter	YTD Fiscal 2024	YTD Fiscal 2023	Change % vs. Prior YTD
Ben Liquidity	$10,644	$11,275	$12,899	(5.6)%	$46,947	$50,819	(7.6)%
Ben Custody	5,573	5,897	6,762	(5.5)%	24,534	29,042	(15.5)%
Corporate & Other	56	789	(2,379)	(92.9)%	(1,493)	(15,892)	90.6%
Total Segment Revenues Attributable to Ben's Equity Holders(1)	$16,273	$17,961	$17,282	(9.4)%	$69,988	$63,969	9.4%

Segment Operating Income (Loss) Attributable to Ben's Equity Holders(1) ($ in thousands)	Fiscal 4Q24 March 31, 2024	Fiscal 3Q24 December 31, 2023	Fiscal 4Q23 March 31, 2023	Change % vs. Prior Quarter	YTD Fiscal 2024	YTD Fiscal 2023	Change % vs. Prior YTD
Ben Liquidity	$(29,443)	$(606,405)	$(18,861)	95.1%	$(1,810,964)	$(46,512)	NM
Ben Custody	(49,971)	(267,995)	5,726	81.4%	(588,811)	24,046	NM
Corporate & Other	(115,637)	(20,217)	(23,632)	NM	(210,169)	(112,845)	(86.2)%
Total Segment Operating Income (Loss) Attributable to Ben's Equity Holders(1)	$(195,051)	$(894,617)	$(36,767)	78.2%	$(2,609,944)	$(135,311)	NM
NM - Not meaningful.
(1) Segment financial information attributable to Ben’s equity holders is presented to provide users of our financial information an understanding and visual aide of the segment information (revenues, operating income (loss), and adjusted operating income (loss)) that impacts Ben’s Equity Holders. Ben’s Equity Holders refers to the holders of Beneficient Class A and Class B common stock and Series B Preferred Stock as well as holders of interests in BCH which represent noncontrolling interests. For a description of noncontrolling interests, see Item 7 of our Annual Report on Form 10-K for the year ended March 31, 2024, and Reconciliation of Business Segment Information Attributable to Ben’s Equity Holders to Net Income Attributable to Ben Common Holders. Such information is computed as the sum of the Ben Liquidity, Ben Custody and Corp/Other segments since it is the operating results of those segments that determine the net income (loss) attributable to Ben’s Equity Holders. See further information in table 5 and Non-GAAP Reconciliations.

Adjusted Business Segment Information Attributable to Ben's Equity Holders(2)
Table 4 below presents unaudited adjusted segment revenue and adjusted segment operating income (loss) for business segments attributable to Ben's equity holders.

Adjusted Segment Revenues Attributable to Ben's Equity Holders(1)(2) ($ in thousands)	Fiscal 4Q24 March 31, 2024	Fiscal 3Q24 December 31, 2023	Fiscal 4Q23 March 31, 2023	Change % vs. Prior Quarter	YTD Fiscal 2024	YTD Fiscal 2023	Change % vs. Prior YTD
Ben Liquidity	$10,644	$11,275	$12,899	(5.6)%	$46,947	$50,819	(7.6)%
Ben Custody	5,573	5,897	6,762	(5.5)%	24,534	29,042	(15.5)%
Corporate & Other	89	974	(2,280)	(90.9)%	(116)	(3,017)	96.2%
Total Adjusted Segment Revenues Attributable to Ben's Equity Holders(1)(2)	$16,306	$18,146	$17,381	(10.1)%	$71,365	$76,844	(7.1)%

Adjusted Segment Operating Income (Loss) Attributable to Ben's Equity Holders(1)(2) ($ in thousands)	Fiscal 4Q24 March 31, 2024	Fiscal 3Q24 December 31, 2023	Fiscal 4Q23 March 31, 2023	Change % vs. Prior Quarter	YTD Fiscal 2024	YTD Fiscal 2023	Change % vs. Prior YTD
Ben Liquidity	$(29,408)	$2,525	$(490)	NM	$(41,177)	$9,693	NM
Ben Custody	3,997	4,835	5,726	(17.3)%	19,764	24,046	(17.8)%
Corporate & Other	(11,133)	(11,954)	(17,884)	6.9%	(52,714)	(66,813)	21.1%
Total Adjusted Segment Operating Income (Loss) Attributable to Ben's Equity Holders(1)(2)	$(36,544)	$(4,594)	$(12,648)	NM	$(74,127)	$(33,074)	NM
NM - Not meaningful.
(1) Adjusted Revenues, Adjusted Operating Income (Loss), Adjusted Segment Revenues attributable to Ben's Equity Holders and Adjusted Segment Operating Income (Loss) attributable to Ben's Equity Holders are non-GAAP financial measures. For reconciliations of our non-GAAP measures to the most directly comparable GAAP financial measures and for the reasons we believe the non-GAAP measures provide useful information, see Non-GAAP Reconciliations.
(2) Segment financial information attributable to Ben’s equity holders is presented to provide users of our financial information an understanding and visual aide of the segment information (revenues, operating income (loss), and adjusted operating income (loss)) that impacts Ben’s Equity Holders. Ben’s Equity Holders refers to the holders of Beneficient Class A and Class B common stock and Series B Preferred Stock as well as holders of interests in BCH which represent noncontrolling interests. For a description of noncontrolling interests, see Item 7 of our Annual Report on Form 10-K for the year ended March 31, 2024, and Reconciliation of Business Segment Information Attributable to Ben’s Equity Holders to Net Income Attributable to Ben Common Holders. Such information is computed as the sum of the Ben Liquidity, Ben Custody and Corp/Other segments since it is the operating results of those segments that determine the net income (loss) attributable to Ben’s Equity Holders. See further information in table 5 and Non-GAAP Reconciliations.

Reconciliation of Business Segment Information Attributable to Ben's Equity Holders to Net Income (Loss) Attributable to Ben Common Shareholders
Table 5 below presents reconciliation of operating income (loss) by business segment attributable to Ben's Equity Holders to net income (loss) attributable to Ben common shareholders.

Reconciliation of Business Segments to Net Income (Loss) Attributable to Ben Common Shareholders ($ in thousands)	Fiscal 4Q24 March 31, 2024	Fiscal 3Q24 December 31, 2023	Fiscal 4Q23 March 31, 2023	YTD Fiscal 2024	YTD Fiscal 2023
Ben Liquidity	$(29,443)	$(606,405)	$(18,861)	$(1,810,964)	$(46,512)
Ben Custody	(49,971)	(267,995)	5,726	(588,811)	24,046
Corporate & Other	(115,637)	(20,217)	(23,632)	(210,169)	(112,845)
Less: Loss on debt extinguishment, net (intersegment elimination)	—	3,940	—	3,940	—
Less: Income tax expense (benefit) (allocable to Ben and BCH equity holders)	46	75	—	121	(1,072)
Less: Net loss attributable to noncontrolling interests - Ben	133,172	360,695	5,850	535,157	19,081
Less: Noncontrolling interest guaranteed payment	(4,292)	(4,229)	(4,044)	(16,793)	(15,822)
Net loss attributable to Ben's common shareholders	$(66,217)	$(542,166)	$(34,961)	$(2,095,641)	$(130,980)

Earnings Webcast
Beneficient will host a webcast and conference call to review its fourth-quarter and fiscal year 2024 financial results today, July 9, 2024, at 8:30 am Eastern Daylight time. The webcast will be available via live webcast from the Investor Relations section of the Company’s website at https://shareholders.trustben.com under Events.
Replay
The webcast will be archived on the Company’s website in the investor relations section for replay for at least one year.
About Beneficent
Beneficient (Nasdaq: BENF) – Ben, for short – is on a mission to profoundly innovate the global alternative asset investment market by disrupting what we consider outdated, inefficient, cost prohibitive and time-consuming processes to access early liquidity and for capital formation and investment flows in our market. We provide traditionally underserved investors − mid-to-high net worth individuals, small-to-midsized institutions and General Partners seeking exit options, financing of anchor commitments and value-added services for their funds − with solutions that could help them unlock the value in their alternative assets. Ben’s AltQuote™ tool provides customers with a range of potential exit options within minutes, while customers can log on to the AltAccess® portal to explore opportunities and receive proposals in a secure online environment.
Its subsidiary, Beneficient Fiduciary Financial, L.L.C., received its charter under the State of Kansas’ Technology-Enabled Fiduciary Financial Institution (TEFFI) Act and is subject to regulatory oversight by the Office of the State Bank Commissioner.
For more information, visit www.trustben.com or follow us on LinkedIn.
Contacts
Investors:
Matt Kreps/214-597-8200/mkreps@darrowir.com
Michael Wetherington/214-284-1199/mwetherington@darrowir.com
investors@beneficient.com

Disclaimer and Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to, among other things, demand for our solutions in the alternative asset industry, opportunities for market growth, expansion of our Preferred Liquidity Provider Program and Primary Commitment Program, our ability to close transactions, the timeline for closing transactions, diversification of our loan portfolio and our ability to scale operations and provide shareholder value. These forward-looking statements are generally identified by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would,” and, in each case, their negative or other various or comparable terminology. These forward-looking statements reflect our views with respect to future events as of the date of this document and are based on our management’s current expectations, estimates, forecasts, projections, assumptions, beliefs and information. Although management believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that these expectations will prove to have been correct. All such forward-looking statements are subject to risks and uncertainties, many of which are outside of our control, and could cause future events or results to be materially different from those stated or implied in this document. It is not possible to predict or identify all such risks. These risks include, but are not limited to, our ability to consummate GP Primary and other liquidity transactions on terms desirable for the Company, or at all, and the risk factors that are described under the section titled “Risk Factors” in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and other filings with the Securities and Exchange Commission (the “SEC”). These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this document and in our SEC filings. We expressly disclaim any obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by applicable law.

Table 6: CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Year Ended March 31,
(Dollars in thousands, except per share amounts)	2024	2023
Revenues
Investment income (loss), net	$4,791	$(54,010)
Loss on financial instruments, net (related party of $(67,457) and $(63,536))	(104,521)	(51,421)
Interest and dividend income	457	412
Trust services and administration revenues (related party of $30 and $30)	365	30
Other income	212	86
Total revenues	(98,696)	(104,903)

Operating expenses
Employee compensation and benefits	65,129	45,527
Interest expense (related party of $8,618 and $2,797)	17,559	15,471
Professional services	29,999	38,422
Provision for credit losses	6,016	20,580
Loss on impairment of goodwill	2,354,320	—
Loss on arbitration	54,973	—
Other expenses (related party of $7,046 and $8,704)	21,854	28,269
Total operating expenses	2,549,850	148,269
Operating loss	(2,648,546)	(253,172)
Loss on extinguishment of debt, net	8,846	—
Loss before income taxes	(2,657,392)	(253,172)
Income tax expense (benefit)	788	(1,072)
Net loss	(2,658,180)	(252,100)
Less: Net loss attributable to noncontrolling interests - Customer ExAlt Trusts	44,175	117,861
Less: Net loss attributable to noncontrolling interests - Ben	535,157	19,081
Less: Noncontrolling interest guaranteed payment	(16,793)	(15,822)
Net loss attributable to Beneficient common shareholders	$(2,095,641)	$(130,980)
Other comprehensive income:
Unrealized gain on investments in available-for-sale debt securities	4,070	11,226
Total comprehensive loss	(2,091,571)	(119,754)
Less: comprehensive gain attributable to noncontrolling interests	4,070	11,226
Total comprehensive loss attributable to Beneficient	$(2,095,641)	$(130,980)

Net loss per common share - basic and diluted (1) (2)
Class A	$(673.31)	$(52.57)
Class B	$(584.23)	$(52.57)

Weighted average common shares outstanding - basic and diluted (1) (2)
Class A	2,904,851	2,252,228
Class B	239,256	239,256
(1) Retroactively adjusted the fiscal year ended March 31, 2023 for the de-SPAC merger transaction.
(2) Periods presented have been adjusted to reflect the 1-for-80 reverse stock split on April 18, 2024.

Table 7: CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	As of
	March 31, 2024	March 31, 2023
(Dollars and shares in thousands)
ASSETS
Cash and cash equivalents	$7,913	$8,726
Restricted cash	64	819
Investments, at fair value:
Investments held by Customer ExAlt Trusts (related party of $552 and $76,154)	329,113	491,859
Investments held by Ben (related party of $6 and $1,371)	6	5,362
Other assets, net (related party of nil and $2,195)	14,699	32,903
Intangible assets	3,100	3,100
Goodwill	13,606	2,367,926
Total assets	$368,501	$2,910,695
LIABILITIES, TEMPORARY EQUITY, AND EQUITY
Accounts payable and accrued expenses (related party of $14,143 and $10,485)	$157,157	$65,724
Other liabilities (related party of $9,740 and $100)	31,727	14,622
Warrant liability	178	—
Customer ExAlt Trusts loan payable, net	—	52,129
Debt due to related parties	120,505	99,314
Total liabilities	309,567	231,789
Redeemable noncontrolling interests
Preferred Series A Subclass 0 Unit Accounts, nonunitized	251,052	251,052
Preferred Series A Subclass 1 Unit Accounts, nonunitized	—	699,441
Total temporary equity	251,052	950,493
Shareholder’s equity (1)
Preferred stock, par value $0.001 per share, 250,000 shares authorized
Series A preferred stock, 0 and 0 shares issued and outstanding as of March 31, 2024 and 2023	—	—
Series B preferred stock, 227 and 0 shares issued and outstanding as of March 31, 2024 and 2023	—	—
Class A common stock, par value $0.001 per share, 18,750 shares authorized, 3,348 and 2,252 shares issued as of March 31, 2024 and 2023, respectively, and 3,339 and 2,244 shares outstanding as of March 31, 2024 and 2023, respectively (2)	3	2
Class B convertible common stock, par value $0.001 per share, 250 shares authorized, 239 and 239 shares issued and outstanding as of March 31, 2024 and 2023 (2)	—	—
Additional paid-in capital (2)	1,848,068	1,579,742
Accumulated deficit	(2,059,214)	—
Stock receivable	(20,038)	—
Treasury stock, at cost (9 shares as of March 31, 2024 and 2023)	(3,444)	(3,444)
Noncontrolling interests	42,231	142,213
Accumulated other comprehensive income (loss)	276	9,900
Total equity (deficit)	(192,118)	1,728,413
Total liabilities, temporary equity, and equity	$368,501	$2,910,695
(1) Retroactively adjusted March 31, 2023 for the de-SPAC merger transaction.
(2) Periods presented have been adjusted to reflect the 1-for-80 reverse stock split on April 18, 2024.

Table 8: Non-GAAP Reconciliations

(in thousands)	Three Months Ended March 31, 2024
	Ben Liquidity	Ben Custody	Customer ExAlt Trusts	Corporate/Other	Consolidating Eliminations	Consolidated
Total revenues	$10,644	$5,573	$(43,205)	$56	$(16,025)	$(42,957)
Mark to market adjustment on interests in GWG Wind Down Trust	—	—	3,207	33	—	3,240
Adjusted revenues	$10,644	$5,573	$(39,998)	$89	$(16,025)	$(39,717)

Operating income (loss)	$(29,443)	$(49,971)	$(82,014)	$(115,637)	$82,204	$(194,861)
Mark to market adjustment on equity security of related party	—	—	3,207	33	—	3,240
Intersegment provision for credit losses on collateral comprised of related party equity securities	35	25,252	—	—	(25,287)	—
Provision for credit losses related to receivables from related party and formative transaction note receivables	—	—	—	5,515	—	5,515
Goodwill impairment	—	28,716	—	39,392	—	68,108
Loss on arbitration	—	—	—	54,973	—	54,973
Share-based compensation expense	—	—	—	1,573	—	1,573
Legal and professional fees (1)	—	—	—	3,018	—	3,018
Adjusted operating income (loss)	$(29,408)	$3,997	$(78,807)	$(11,133)	$56,917	$(58,434)
(1) Includes legal and professional fees related to GWG Holdings bankruptcy, lawsuits, public relations, and employee matters.

(in thousands)	Three Months Ended December 31, 2023
	Ben Liquidity	Ben Custody	Customer ExAlt Trusts	Corporate/Other	Consolidating Eliminations	Consolidated
Total revenues	$11,275	$5,897	$(11,182)	$789	$(17,014)	$(10,235)
Mark to market adjustment on interests in the GWG Wind Down Trust	—	—	18,506	185	—	18,691
Adjusted revenues	$11,275	$5,897	$7,324	$974	$(17,014)	$8,456

Operating income (loss)	$(606,405)	$(267,995)	$(49,363)	$(20,217)	$28,029	$(915,951)
Mark to market adjustment on interests in the GWG Wind Down Trust	—	—	18,506	185	—	18,691
Intersegment provision for credit losses on collateral comprised of interests in the GWG Wind Down Trust	4,262	—	—	—	(4,262)	—
Provision for credit losses related to receivables from related party and formative transaction note receivables	—	—	—	—	—	—
Goodwill impairment	604,668	272,830	—	5,725	—	883,223
Loss on arbitration	—	—	—	—	—	—
Share-based compensation expense	—	—	—	2,026	—	2,026
Legal and professional fees(1)	—	—	—	327	—	327
Adjusted operating income (loss)	$2,525	$4,835	$(30,857)	$(11,954)	$23,767	$(11,684)
(1) Includes legal and professional fees related to GWG Holdings bankruptcy, lawsuits, public relations, and employee matters.

(in thousands)	Three Months Ended March 31, 2023
	Ben Liquidity	Ben Custody	Customer ExAlt Trusts	Corporate/Other	Consolidating Eliminations	Consolidated
Total revenues	$12,899	$6,762	$(16,096)	$(2,379)	$(19,654)	$(18,468)
Mark to market adjustment on equity security of related party	—	—	393	99	—	492
Adjusted Revenues	$12,899	$6,762	$(15,703)	$(2,280)	$(19,654)	$(17,976)

Operating income (loss)	$(18,861)	$5,726	$(54,064)	$(23,632)	$41,816	$(49,015)
Mark to market adjustment on equity security of related party	—	—	393	99	—	492
Intersegment provision for credit losses on collateral comprised of related party equity securities	18,371	—	—	—	(18,371)	—
Provision for credit losses related to receivables from related party and formative transaction note receivables	—	—	—	—	—	—
Goodwill impairment	—	—	—	—	—	—
Loss on arbitration	—	—	—	—	—	—
Share-based compensation expense	—	—	—	1,923	—	1,923
Legal and professional fees(1)	—	—	—	3,726	—	3,726
Adjusted operating income (loss)	$(490)	$5,726	$(53,671)	$(17,884)	$23,445	$(42,874)
(1) Includes legal and professional fees related to GWG Holdings bankruptcy, lawsuits, public relations, and employee matters.

Operating Expenses Non GAAP Reconciliation	Three Months Ended March 31, 2024	Three Months Ended March 31, 2023
Operating expenses	$151,904	$30,547
Less: Loss on arbitration	(54,973)	—
Less: Goodwill impairment	(68,108)	—
Operating expenses, excluding goodwill impairment and recognized loss contingency	$28,823	$30,547

(in thousands)	Year Ended March 31, 2024
	Ben Liquidity	Ben Custody	Customer ExAlt Trusts	Corporate/Other	Consolidating Eliminations	Consolidated
Total revenues	$46,947	$24,534	$(97,568)	$(1,493)	$(71,116)	$(98,696)
Mark to market adjustment interests in the GWG Wind Down Trust	—	—	66,080	1,377	—	67,457
Adjusted revenues	$46,947	$24,534	$(31,488)	$(116)	$(71,116)	$(31,239)

Operating income (loss)	$(1,810,964)	$(588,811)	$(248,065)	$(210,169)	$209,463	$(2,648,546)
Mark to market adjustment interests in the GWG Wind Down Trust	—	—	66,080	1,377	—	67,457
Intersegment provision for credit losses on collateral comprised of interests in the GWG Down Trust	43,907	25,252	—	—	(69,159)	—
Provision for credit losses related to formerly held available-for-sale debt securities of related party	—	—	—	—	—	—
Provision for credit losses related to receivables from related party and formative transaction note receivables	—	—	—	5,515	—	5,515
Goodwill impairment	1,725,880	583,323	—	45,117	—	2,354,320
Loss on arbitration	—	—	—	54,973	—	54,973
Share-based compensation expense	—	—	—	39,103	—	39,103
Legal and professional fees(1)	—	—	—	11,370	—	11,370
Defunct product offering costs	—	—	—	—	—	—
Adjusted operating income (loss)	$(41,177)	$19,764	$(181,985)	$(52,714)	$140,304	$(115,808)
(1) Includes legal and professional fees related to GWG Holdings bankruptcy, lawsuits, public relations, and employee matters.

(in thousands)	Year Ended March 31, 2023
	Ben Liquidity	Ben Custody	Customer ExAlt Trusts	Corporate/Other	Consolidating Eliminations	Consolidated
Total revenues	$50,819	$29,042	$(89,041)	$(15,892)	$(79,831)	$(104,903)
Mark to market adjustment on equity security of related party	—	—	50,661	12,875	—	63,536
Adjusted revenues	$50,819	$29,042	$(38,380)	$(3,017)	$(79,831)	$(41,367)

Operating income (loss)	$(46,512)	$24,046	$(248,038)	$(112,845)	$130,177	$(253,172)
Mark to market adjustment on equity security of related party	—	—	50,661	12,875	—	63,536
Intersegment provision for loan losses on collateral comprised of related party equity securities	56,205	—	—	—	(56,205)	—
Provision for credit losses related to available-for-sale debt securities of related party	—	—	12,607	14	—	12,621
Provision for credit losses related to receivables from related party and formative transaction note receivables	—	—	—	6,723	—	6,723
Goodwill impairment	—	—	—	—	—	—
Loss on arbitration	—	—	—	—	—	—
Share-based compensation expense	—	—	—	10,085	—	10,085
Legal and professional fees(1)	—	—	—	12,521	—	12,521
Defunct product offering costs	—	—	—	3,814	—	3,814
Adjusted operating income (loss)	$9,693	$24,046	$(184,770)	$(66,813)	$73,972	$(143,872)
(1) Includes legal and professional fees related to GWG Holdings bankruptcy, lawsuits, public relations, and employee matters.

Adjusted Revenues, Adjusted Operating Income (Loss), Adjusted Segment Revenues attributable to Ben's Equity Holders and Adjusted Segment Operating Income (Loss) attributable to Ben's Equity Holders are non-GAAP financial measures. We present these non-GAAP financial measures because we believe it helps investors understand underlying trends in our business and facilitates an understanding of our operating performance from period to period because it facilitates a comparison of our recurring core business operating results. These non-GAAP financial measures are intended as a supplemental measure of our performance that is neither required by, nor presented in accordance with, U.S. GAAP. Our presentation of these measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Our computation of these non-GAAP financial measures may not be comparable to other similarly titled measures computed by other companies, because all companies may not calculate such items in the same way.
We define adjusted revenue as revenue adjusted to exclude the effect of mark-to-market adjustments on related party equity securities that were acquired both prior to and during the Collateral Swap, which on August 1, 2023, became interests in the GWG Wind Down Trust. Adjusted Segment Revenues attributable to Ben's Equity Holders is the same as "adjusted revenues" related to the aggregate of the Ben Liquidity, Ben Custody, and Corporate/Other Business Segments, which are the segments that impact the net income (loss) attributable to all equity holders of Beneficient, including equity holders of Beneficient's subsidiary, Beneficient Company Holdings, L.P.
Adjusted operating income (loss) represents GAAP operating income (loss), adjusted to exclude the effect of the adjustments to revenue as described above, credit losses on related party available-for-sale debt securities that were acquired in the Collateral Swap which on August 1, 2023, became interests in the GWG Wind Down Trust, and receivables from a related party that filed for bankruptcy and certain notes receivables originated during our formative transactions, non-cash asset impairment, share-based compensation expense, and legal, professional services, and public relations costs related to the GWG Holdings bankruptcy, lawsuits, a defunct product offering, and certain employee matters, including losses incurred in arbitration with a former director. Adjusted Segment Operating Income (Loss) attributable to Ben's Equity Holders is the same as "adjusted operating income (loss)" related to the aggregate of the Ben Liquidity, Ben Custody, and Corporate/Other Business Segments, which are the segments that impact the net income (loss) attributable to all equity holders of Beneficient, including equity holders of Beneficient's subsidiary, Beneficient Company Holdings, L.P.
These non-GAAP financial measures are not a measure of performance or liquidity calculated in accordance with U.S. GAAP. They are unaudited and should not be considered an alternative to, or more meaningful than, GAAP revenues or GAAP operating income (loss) as an indicator of our operating performance. Uses of cash flows that are not reflected in adjusted operating income (loss) or adjusted segment operating income (loss) attributable to Ben's Equity Holders include capital expenditures, interest payments, debt principal repayments, and other expenses, which can be significant. As a result, adjusted operating income (loss) and/or adjusted segment operating income (loss) attributable to Ben's Equity Holders should not be considered as a measure of our liquidity.
Because of these limitations, Adjusted Revenues, Adjusted Operating Income (Loss), Adjusted Segment Revenues attributable to Ben's Equity Holders and Adjusted Segment Operating Income (Loss) attributable to Ben's Equity Holders should not be considered in isolation or as a substitute for performance measures calculated in accordance with U.S. GAAP. We compensate for these limitations by relying primarily on our U.S. GAAP results and using Adjusted Revenues, Adjusted Operating Income (Loss), Adjusted Segment Revenues attributable to Ben's Equity Holders and Adjusted Segment Operating Income (Loss) attributable to Ben's Equity Holders on a supplemental basis. You should review the reconciliation of these non-GAAP financial measures set forth above and not rely on any single financial measure to evaluate our business.